Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2022 relating to the financial statements of Ambrx Biopharma Inc., appearing in the Annual Report on Form 20-F of Ambrx Biopharma Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Diego, California

April 26, 2022